Exhibit 15.2

KPMG Huazhen LLP 15th Floor China Resources Tower 2666 Keyuan South Road Nanshan District Shenzhen 518052 China Telephone+86 (755) 2547 1000 Fax+86 (755) 2547 3366 Internetkpmg.com/cn	毕马威华振会计师事务所 (特殊普通合伙) 中国深圳 南山区科苑南路2666号 中国华润大厦15楼 邮政编码:518052 电话+86 (755) 2547 1000 传真+86 (755) 2547 3366 网址kpmg.com/cn

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-227938) on Form S-8 of our report dated April 25, 2025, with respect to the consolidated financial statements of X Financial.

/s/ KPMG Huazhen LLP

Shenzhen, China
April 30, 2026

KPMG Huazhen LLP, a People's Republic of China partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited,	毕马威华振会计师事务所(特殊普通合伙) — 中国合伙制会计 师事务所，是与毕马威国际有限公司(英国私营担保有限公 司)相关联的独立成员所全球组织中的成员。